Exhibit 99

NEWS RELEASE

PGT Reports 2015 First Quarter Results

VENICE, FL., May 6, 2015 - PGT, Inc. (NASDAQ: PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for its first quarter ended April 4, 2015.

“2015 is off to a great start as we achieved sales of $95.3 million in the first quarter, our highest sales level since the third quarter of 2006. Sales of $95.3 million for the first quarter of 2015 are up $32.6 million, or 51.9%, over our 2014 first quarter, including 31.4% from organic growth and 20.5% from our CGI acquisition. Our WinGuard product line continues to see strong growth rates, delivering revenues of $59.4 million in the quarter, up 32.0% over last year’s first quarter,” said PGT’s Chairman of the Board and Chief Executive Officer, Rod Hershberger.

Mr. Hershberger continued, “Our new, state-of-the-art glass processing facility is operating as planned and has helped us keep pace with the increased demand for our products by increasing our overall glass capacity by 25% since production began. Our new insulating line is up and running, and we are looking forward to the completion of the second phase of the glass plant expansion, which we anticipate will be in the third quarter of 2015, when we add additional glass laminating equipment to the facility. As a result of the increased demand, we have expanded our workforce to over 2,000 employees for the first time since 2007. Our employees are at the core of PGT’s success and deliver on our Value Proposition every day.”

Financial highlights for the first quarter ended April 4, 2015, compared to the first quarter of last year, include:

●	Net sales of $95.3 million, an increase of $32.6 million, or 51.9%, including $12.9 million of CGI net sales, and representing organic growth of $19.7 million, or 31.4%;

●	Gross margin of 32.6%, up from 31.5%;

●	Selling, general and administrative expense as a percentage of net sales was 18.5%, compared to 21.3%;

●	Net income of $6.7 million, compared to $3.4 million;

●	Net income, adjusted for the costs related to new vinyl product launch and insulated glass manufacturing line start-up, of $7.0 million, compared to $3.4 million;

●           Adjusted net income per diluted share of $0.14, compared to $0.07;

●
EBITDA, adjusted for the costs related to new product launch and insulated glass manufacturing line start-up, of $16.2 million, including $2.9 million (or 22.7% of sales) of EBITDA from CGI, compared to $7.6 million;

Commenting on the first quarter, Brad West, PGT’s Chief Financial Officer, stated, “Our organic sales growth, coupled with the addition of CGI, has led to a 57.0% increase in gross profit dollars compared to last year’s first quarter, to $31.0 million for the first quarter of 2015. Gross margin was 32.6%, representing an increase of 1.1% over last year’s first quarter, and a 3.0% increase from the fourth quarter of 2014. The increase in gross margin over both the first and fourth quarters of 2014 is attributable to improvements in scrap and efficiencies and lower glass costs due to the increase in our capacity to make more of our own glass. The increase in gross margin in the first quarter over the fourth quarter also includes a 1.2% improvement from the extra week of fixed costs in 2014 as a result of 2014’s fiscal calendar containing 53 weeks. The improvements in our 2015 first quarter gross margin were slightly offset by $380 thousand in spending related to a new product launch and insulated glass line start-up costs.”

Mr. West continued, “The increase in sales drove adjusted EBITDA of $16.2 million, more than double the 2014 first quarter. As a percentage of sales, selling, general and administrative expenses decreased to 18.5%, from 21.3% in the 2014 first quarter, driven by our ability to leverage fixed costs and effectively control our spending. We also generated cash flow from operations of $10.2 million during the first quarter, compared to $3.5 million last year. Cash on hand stood at $48.7 million at the end of the first quarter, an increase of $6.3 million from year-end, even after funding $4.0 million of capital expenditures.”

Jeff Jackson, PGT’s President and Chief Operating Officer, commented on the first quarter, stating, “We mentioned in our 2014 fourth quarter earnings release that we saw an improvement in operating performance through the first seven weeks of our 2015 first quarter. I am pleased to report that this improvement in operations continued through the remainder of the quarter, and has been sustained to the present.”

Mr. Jackson concluded, “We are very pleased with our first quarter sales and operating performance, as our gross margin and sales came in near the top of or above the range of estimates we provided in our guidance last quarter. Our growth continues to be led by impact sales, which, including CGI, grew 60% over last year. The CGI acquisition continues to exceed our expectations, and has proven to add immediate value to our company. As we move into the second quarter repair and remodeling season, we anticipate this impact sales growth to continue. For the second quarter of 2015, we estimate that consolidated sales will range between $99 million and $102 million, which, combined with sustained operating performance, will likely produce a gross margin of between 32.0% and 33.0%.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, May 7, 2015, at 11:00 a.m. eastern time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, kindly dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning May 7, 2015, at 2:00 p.m. eastern time through May 13, 2015. To access the replay, dial 855-859-2056 (U.S. and Canada) and 404-537-3406 (international) and refer to pass code 24366235.

The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtindustries.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,800 at its manufacturing, glass tempering, laminating and insulating plants in Florida. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); EnergyVue (R); SpectraGuard (TM); PremierVue (R); PGT Architectural Systems; and Eze-Breeze (R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq: PGTI). For additional information, visit www.pgtindustries.com.

About CGI

CGI was established in 1992 and has consistently built a reputation based on designing and manufacturing quality impact-resistant products that meet or exceed the stringent Miami-Dade County impact standards. The company has approximately 250 employees at its manufacturing plant in Miami, Florida. Today the company continues to lead as an innovator in product craftsmanship, strength and style, and its brands are highly recognized and respected by the architectural community. CGI product lines include the Estate Collection, Sentinel by CGI, Estate Entrances, Commercial Series and Targa by CGI. CGI Windows and Doors is an indirect wholly owned subsidiary of PGT, Inc. (Nasdaq: PGTI). For additional information, visit www.cgiwindows.com.

Forward-Looking Statements

From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations. Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

•	Changes in new home starts and home remodeling trends
•	The economy in the U.S. generally or in Florida where the substantial portion of our sales are generated
•	Raw material prices, especially aluminum
•	Integration of CGI Windows and Doors, Inc.
•	Transportation costs
•	Level of indebtedness
•	Dependence on our WinGuard branded product lines
•	Product liability and warranty claims
•	Federal and state regulations
•	Dependence on our manufacturing facilities

Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and at  http://ir.pgtindustries.com/sec.cfm.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the company’s future earnings potential. However, these measures do not provide a complete picture of our operations.

EBITDA consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation. We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the company’s performance because they eliminate the effects of period to period changes in taxes, costs associated with capital investments and interest expense. EBITDA and adjusted EBITDA do not give effect to the cash the company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

CONTACT: PGT, Inc.
Brad West, Vice President and CFO
941-480-1600
bwest@pgtindustries.com

PGT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended
	April 4,	March 29,
	2015	2014

Net sales	$95,301	$62,724
Cost of sales	64,254	42,953
Gross profit	31,047	19,771
Selling, general and administrative expenses	17,664	13,377
Income from operations	13,383	6,394
Interest expense	2,913	898
Other expense, net	99	177
Income before income taxes	10,371	5,319
Income tax expense	3,719	1,967
Net income	$6,652	$3,352

Basic net income per common share	$0.14	$0.07

Diluted net income per common share	$0.13	$0.07

Weighted average common shares outstanding:
Basic	47,721	47,150

Diluted	50,032	49,727

PGT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	April 4,	January 3,
	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$48,742	$42,469
Accounts receivable, net	33,009	25,374
Inventories	21,271	19,970
Prepaid expenses and other current assets	5,284	6,464
Deferred income taxes	5,138	5,160
Total current assets	113,444	99,437

Property, plant and equipment, net	63,026	60,898
Intangible assets, net	81,906	82,724
Goodwill	66,580	66,580
Other assets, net	2,002	2,110
Total assets	$326,958	$311,749

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$25,123	$17,328
Current portion of long-term debt	1,962	1,962
Total current liabilities	27,085	19,290

Long-term debt	191,441	191,792
Deferred income taxes	25,956	25,956
Other liabilities	840	735
Total liabilities	245,322	237,773

Total shareholders' equity	81,636	73,976
Total liabilities and shareholders' equity	$326,958	$311,749

PGT, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended
	April 4,	March 29,
	2015	2014
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income	$6,652	$3,352
Reconciling items:
New product launch and insulated glass line start-up costs (2)	565	-
Tax effect of reconciling items	(219)	-
Adjusted net income	$6,998	$3,352

Weighted average shares outstanding:
Diluted	50,032	49,727

Adjusted net income per share - diluted	$0.14	$0.07

Reconciliation to EBITDA and Adjusted EBITDA:
Net income	$6,652	$3,352
Reconciling items:
Depreciation and amortization expense	2,368	1,414
Interest expense	2,913	898
Income tax expense	3,719	1,967
EBITDA	15,652	7,631
Add-backs:
New product launch and insulated glass line start-up costs (2)	565	-
Adjusted EBITDA	$16,217	$7,631
Adjusted EBITDA as percentage of net sales	17.0%	12.2%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed May 6, 2015.

(2) Costs associated with new product launch and insulated glass line start-up costs, of which $185 thousand is included in selling, general and administrative expenses and $380 thousand is included in cost of goods sold.